Exhibit 10.38

Gerald K. Carlson, Chief Operating Officer Direct Telephone: 5.01-329-7330 Direct Fax: 201-329-7060 E-mail: Gerald.Carlson@)pahc.com June 16, 2016 Dean J. Warras * * Dear Dean: I am pleased to present you the details regarding your Promotion into the position of President Animal Health and Nutrition, US reporting to Larry Milter, Chief Operating Officer, effective July 1, 2016. Compensation: Commencing August 1, 2015, your base salary will be increased to $420,000 per annum and will be subject to annual review according to company policy. You will continue to participate in the Phibro Animal Health Corporation Management Incentive Plan with a target bonus of 50% of your base salary. Benefits: You will continue to participate in all benefit plans as detailed in plan documents. Relocation: You will be expected to relocate to the Teaneck, NJ area at an agreed upon date. You will receive assistance to cover reasonable relocation expenses up to a total of $40,000 according to company policy. These expenses include but are not limited to: • The reasonable costs of moving your household to the Teaneck, NJ area • Temporary living • Reasonable closing costs. In addition, on or about on Friday, June 17, 2016, the Company will provide you with a $250,000 relocation bonus with which you can offset costs related to the purchase of a new home (the "Relocation Bonus"). The Relocation Bonus will be subject to clawback by the Company in the event that you resign or are terminated for cause by the Company, in each case, during the 60-month period following the payment thereof; provided, that such clawback obligation shall decrease ratably (on a monthly basis) such that the amount of the Relocation Bonus subject to such clawback at any given time shall be determined by multiplying the Relocation Bonus by a fraction, (x) the numerator of which is 60 minus the number of full months that have elapsed since June 17, 2016 and (y) the denominator of which is 60. The Company also plans to offer you a Retention Bonus, the terms of which will be presented to you following your relocation to the Teaneck office. HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD® GlenPointe Centre East, 3rd Floor / 300 Frank W. Burr Blvd., Ste. 21 /Teaneck, NJ 07666-6712 Direct: 1 -201 -329-7300 / Fax: 1 -201-329-7399

Consideration and Employment Status Your employment status with the Company will continue to be that of an at-will employee. Nothing in this agreement regarding your employment at-will shall be deemed to create a contract of employment. Dean, I want to express my congratulations at your Promotion. If you agree to the terms set forth herein, please sign and return a copy of the signature page that follows as soon as possible. We look forward to your continued success in your new role. This letter replaces and supersedes the prior letter that was provided to you concerning your Promotion. Sincerely, Gerald K. Carlson The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my Promotion, and I hereby confirm my agreement to the same. Dated: June 16, 2016 Dean J. Warras Copy: Jack C. Bendheim Larry Miller Daniel Welch HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD*